DO NOT DESTROY THIS NOTE:   When paid, said original Note, together
with the Deed of Trust securing same, must be surrendered to Trustee for cancellation and retention before reconveyance will be made.

                 ALL INCLUSIVE PURCHASE MONEY PROMISSORY NOTE
          SECURED BY ALL INCLUSIVE PURCHASE MONEY DEED OF TRUST
                (Installment Note, Interest Included)

$200,000             PALM DESERT, CALIFORNIA          JANUARY 19, 2002

In installments and at the time hereinafter stated, for value received, We, promise to pay to WOODSTOCK TREE FARMS, INC. ("Payee") or order, at 83-888 Avenue 51, Coachella, CA 92236 the principal sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) with interest from close of escrow on unpaid principal at the beginning rate of 6.5000% per cent per annum; principal and interest payable in installments of Two Thousand Tree Dollars and 85/100 Dollars ($2,000.85) or more on the same day of each calendar month, beginning 1 month from close of escrow and continuing until 24 months from close of escrow at which time the interest rate shall increase to 7.5% per cent per annum; principal and interest payable in installments of Two Thousand Ninety Four Dollars and 79/100 Dollars ($2,094.79 and continuing until 10 years at which time the entire principal amount remaining unpaid together with interest accrued and unpaid shall become all due and payable.

Late Charge Provision:   If payment of any portion of the installments
as herein set forth is delinquent more than 10 days, the payee may, at his sole option, assess a late charge of 6% of each installment as delinquent.

DUE ON SALE PROVISION:   "Should the trustor or his successors in
interest, without the consent in writing of the Beneficiary, sell, transfer or convey, or permit to be sold, transferred or conveyed, his interest in the property, or any part thereof, then Beneficiary may, at his option declare all sums secured hereby immediately due and payable."

BALLOON PAYMENT NOTICE:   "This Note is subject to Section 2966 of the
Civil Code which provides that the holder of this note shall give written notice to the Trustor, or his successor in interest, of prescribed information at least 90 and note more than 150 days before any balloon payment is due."

NO PREPAYMENT PENALTY:   "Privilege is reserved of paying this note in
full or in part at any time prior to its maturity without penalty/bonus, and interest shall thereupon cease on principal so paid."

Each installment shall be applied first on the interest then due and the remainder on principal; and interest shall thereupon cease upon the principal so credited.

   By Payee's acceptance of this Note, Payee covenants and agrees that, provided Maker is not delinquent or in default under the terms of this Note, Payee shall pay all installments of principal and interest which shall hereafter become due pursuant to the provisions of the underlying
Note(s) as and when the same become due and payable.   In the event
Maker shall be delinquent or in default under the terms of this Note, Payee shall not be obligated to make any payments required by the terms of the Underlying Note(s) until such delinquency or default is cured. In the event Payee fails to timely pay any installment of principal or interest on the Underlying Note(s) at the time when Maker is not delinquent or in default hereunder, Maker may, at Maker's option make such payments directly to the holder of such Underlying Note(s), in which event Maker shall be entitled to a credit against the next installment(s) of principal and interest due under the terms of this Note equal to the amount so paid and including, without limitation, any penalty, charges and expenses paid by Maker to the holder of the Underlying Note(s) on account of Payee failing to make such payment. The obligations of Payee hereunder shall terminate upon the earliest of
(i) foreclosure of the lien of the All-Inclusive Purchase Money Deed of Trust securing this Note (ii) cancellation of this Note and recognizance of the All-Inclusive Purchase Money Deed of Trust securing same.

   Should Maker be delinquent or in default under the terms of this Note, and Payee consequently incurs any penalties charges or other expenses on account of the Underlying Note(s) during the period of such delinquency or default, the amount of such penalties, charges and expenses shall be immediately added to the principal amount of this Note and shall be immediately payable by Maker to Payee.

   Not withstanding anything to the contrary herein contained, the right of Maker to prepay all or any portion of the principal of this
Note is limited to the same extend as any limitation exists in the
right to prepay the principal of the Underlying Note(s).   If any
prepayments of principal of this Note shall, by reason of the application of any portion thereof by Payee to the prepayment of principal of the Underlying Note(s), constitute such prepayment for which the holders of the Underlying Note(s) are entitled to receive a prepayment penalty or consideration, the amount of such prepayment penalty or consideration shall be paid by Maker to Payee upon demand and any such amount shall not reduce the unpaid balance of principal or interest hereunder.

At any time when the total of the unpaid principal balance of this Note, accrued interest thereon, all other sums due pursuant to the terms hereof, and all sums advanced by Payee pursuant to the terms of the All-Inclusive Purchase Money Deed of Trust securing this Note, is equal to or less than the unpaid balance of principal and interest then
due under the terms of the Underlying Note(s).   Payee, at his option,
shall cancel this Note and deliver same to Maker and execute a request for Full Reconveyance of the Deed of Trust securing this Note.

In the event of any default in the payment of principal and interest as herein provided all sums so due including interest, shall bear interest at the rate set forth above, but such unpaid interest so compounded shall not exceed any amount equal to simple interest on the unpaid
principal at the maximum rate permitted by law.   In the event of any
default in the payment of any installment of principal or interest when due the whole sum of principal and interest shall become immediately
due at the option of the holder of this Note.   Principal and interest
shall be payable in lawful money of the United States.   If action be
instituted on this Note, we promised to pay such sum as the Court may
fix as attorney's fees.   This Note is secured by an ALL-INCLUSIVE
PURCHASE MONEY DEED OF TRUST to Joyceco Finaical Services, as Trustee.

MAKER:

/s/Juan M. Alvarado                          /s/Ana R. Alvarado
-------------------------                        ----------------------
-----
Juan M. Alvarado                             Ana R. Alvarado

The undersigned hereby accepts the foregoing All-Inclusive Purchase Money Promissory Note and agree(s) to perform each and all of the terms thereof on the part of Payee to be performed.

Executed as of the date and place first above written.

BENEFICIARY/PAYEE:

WOODSTOCK TREE FARMS, INC., a California Corporation

By:   /s/Dempsey Mork
        -----------------------------
         Dempsey Mork, President